[Deloitte & Touche LLP letterhead]

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of the Stifel Financial Corp. Equity Incentive Plan for Non-Employee Directors on Form S-8 of our report dated March 10, 2000, and incorporated by reference in the Annual Report on Form 10-K of Stifel Financial Corp. for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
December 21, 2000